Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230469
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	$100,000,000	$12,980
(1)	The securities registered herein are offered pursuant to an automatic shelf registration statement on Form F-3 (Registration No. 333-230469) filed by Scorpio Tankers Inc., effective March 22, 2019.
(2)	Calculated in accordance with Rule 457(r) and made in accordance with Rule 456(b) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 22, 2019)
Up to $100 Million Maximum Aggregate Offering Price of Common Shares

We have entered into an equity distribution agreement with BTIG, LLC, or BTIG, relating to our common shares, par value $0.01 per share, or the common shares, offered by this prospectus supplement and the accompanying base prospectus. In accordance with the terms of the equity distribution agreement, we may offer and sell common shares having an aggregate offering price of up to $100,000,000 from time to time through BTIG, as our sales agent.

Sales of common shares, if any, will be made in sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including, without limitation, by means of ordinary brokers’ transactions on the New York Stock Exchange, or the NYSE, at market prices, in block transactions, or as otherwise agreed upon by the sales agent and us.
We will pay the sales agent a commission of 1.0% of the gross proceeds of all sales of common shares for a per share price of less than or equal to $29.00, 1.5% of the gross proceeds of all sales of common shares for a per share price between $29.00 and $31.00, and 2.5% of the gross proceeds of all sales of common shares for a per share price greater than or equal to $31.00.  The net proceeds from any sales under this prospectus supplement will be used as described under “Use of Proceeds” in this prospectus supplement.
In connection with the sales of our common shares on our behalf, BTIG may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to BTIG may be deemed to be underwriting commissions or discounts. We have agreed in the equity distribution agreement to provide indemnification and contribution to BTIG against certain liabilities, including liabilities under the Securities Act.
Under the terms of the equity distribution agreement, we also may sell common shares to the sales agent as principal for its own account at a price agreed upon at the time of sale. If we sell common shares to the sales agent as principal, we will enter into a separate agreement with the sales agent, and we will describe this agreement in a separate prospectus supplement or pricing supplement.
The sales agent is not required to sell any specific number or dollar amount of our common shares, but will use commercially reasonable efforts, as our agent and subject to the terms of the equity distribution agreement, to sell the common shares offered, as instructed by us.  The offering of common shares pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all of the common shares subject to the equity distribution agreement or (2) the termination of the equity distribution agreement by either the sales agent or us.

Our common shares are listed on the NYSE under the symbol “STNG.”  On November 6, 2019, the last reported sale price of our common shares on the NYSE was $32.23 per share.

Investing in our common shares involves risks. You should carefully consider each of the factors described under “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 2 of the accompanying base prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, before you make any investment in our common shares.
Neither the U.S. Securities and Exchange Commission, or the Commission, nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_______________________________

BTIG

Prospectus Supplement dated November 7, 2019

TABLE OF CONTENTS
Prospectus Supplement
ABOUT THIS PROSPECTUS SUPPLEMENT	S-ii
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	S-iii
SUMMARY	S-1
THE OFFERING	S-10
RISK FACTORS	S-11
USE OF PROCEEDS	S-14
CAPITALIZATION	S-15
DESCRIPTION OF CAPITAL STOCK	S-16
BENEFICIAL OWNERSHIP OF OUR COMMON SHARES	S-17
PLAN OF DISTRIBUTION	S-18
EXPENSES	S-19
LEGAL MATTERS	S-20
EXPERTS	S-21
WHERE YOU CAN FIND ADDITIONAL INFORMATION	S-22
INFORMATION PROVIDED BY THE COMPANY	S-23

Base Prospectus
ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	1
RISK FACTORS	2
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	3
USE OF PROCEEDS	5
CAPITALIZATION	6
PLAN OF DISTRIBUTION	7
DESCRIPTION OF CAPITAL STOCK	9
DESCRIPTION OF DEBT SECURITIES	10
DESCRIPTION OF WARRANTS	15
DESCRIPTION OF PURCHASE CONTRACTS	16
DESCRIPTION OF RIGHTS	17
DESCRIPTION OF UNITS	18
TAX CONSIDERATIONS	19
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES	20
EXPENSES	21
LEGAL MATTERS	22
EXPERTS	22
WHERE YOU CAN FIND ADDITIONAL INFORMATION	22

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the Commission utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.
If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in our common shares.
We prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus supplement, in U.S. dollars and in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board. We have a fiscal year end of December 31.
We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us or on our behalf or to which we have referred you. We have not, and the sales agent has not, authorized anyone to provide you with information that is different. We and the sales agent take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement and accompanying base prospectus is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares. Our business, financial condition and results of operations and prospects may have changed since those dates.
S-ii

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. This prospectus includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as "forward-looking statements."  We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this prospectus, the words "believe," "expect," "anticipate," "estimate," "intend," "seek," "plan," "potential," "continue," "contemplate," "possible," "target," "project," "likely," "may," "might," "would," "could" and similar expressions, terms, or phrases may identify forward-looking statements.

All statements in this prospectus that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

•	our future operating or financial results;
•	the strength of world economies and currencies;
•	fluctuations in interest rates and foreign exchange rates;
•	general market conditions, including the market for our vessels, fluctuations in spot and charter rates and vessel values;
•	availability of financing and refinancing;
•	our business strategy and other plans and objectives for growth and future operations;
•	our ability to successfully employ our vessels;
•	planned capital expenditures and availability of capital resources to fund capital expenditures;
•	planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;
•	our ability to realize the expected benefits from acquisitions;
•	potential liability from pending or future litigation;
•	general domestic and international political conditions;
•	potential disruption of shipping routes due to accidents or political events;
•	vessel breakdowns and instances of off-hire;
•	competition within our industry;
•	the supply of and demand for vessels comparable to ours;
•	corruption, piracy, militant activities, political instability, terrorism, and ethnic unrest in locations where we may operate;
•	delays and cost overruns in construction projects;
•	our level of indebtedness;
•	our ability to obtain financing and to comply with the restrictive and other covenants in our financing arrangements;
•	our need for cash to meet our debt service obligations;
•	our levels of operating and maintenance costs, including bunker prices, drydocking and insurance costs;
•
our ability to successfully identify, consummate, integrate, and realize the expected benefits from acquisitions, including our acquisition of the leasehold interests in 19 vessels from Trafigura Maritime Logistics Pte. Ltd., or Trafigura, by way of acquisition of the companies that hold the vessels;

•	reputational risks;
•	availability of skilled workers and the related labor costs and related costs;
•
the MARPOL convention, Annex VI Prevention of Air Pollution from Ships which will reduce the maximum amount of sulfur that ships can emit into the air, which will be applicable as of January 1, 2020 and our ability to successfully complete the installation of exhaust gas cleaning systems, or scrubbers, on all of our vessels;

•	compliance with governmental, tax, environmental and safety regulation;
•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery;
•	general economic conditions and conditions in the oil and natural gas industry;
•	effects of new products and new technology in our industry;
•	the failure of counterparties to fully perform their contracts with us;
S-iii

•	our dependence on key personnel;
•	adequacy of insurance coverage;
•	our ability to obtain indemnities from customers;
•	changes in laws, treaties or regulations applicable to us;
•	the volatility of the price of our common shares and our other securities;
•	other factors that may affect our future results; and
•	these factors and other risk factors described in this prospectus supplement and other reports that we furnish or file with the Commission.
We have based these statements on assumptions, many of which are based, in turn, upon further assumptions, and analyses formed by applying, without limitation, our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. These assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur.

These factors and the other risk factors described in or incorporated by reference into this prospectus supplement are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements which speak only as of their dates.

S-iv

SUMMARY
This section summarizes some of the key information that is contained or incorporated by reference in this prospectus supplement. It may not contain all of the information that may be important to you and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. As an investor or prospective investor, you should review carefully the entire prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares and the information incorporated by reference in this prospectus supplement, including the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 2 of the accompanying base prospectus, and in our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 20, 2019.
When used in this prospectus supplement, the terms “Scorpio Tankers,” the “Company,” “we,” “our” and “us” refer to Scorpio Tankers Inc. and/or one or more of its subsidiaries, as the context requires. “Scorpio Tankers Inc.” refers only to Scorpio Tankers Inc. and not its subsidiaries. The financial information of Scorpio Tankers included or incorporated by reference into this prospectus supplement represents our financial information and the operations of our subsidiaries. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts are presented in, United States dollars and our financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with IFRS.
The term “Scorpio Pools” refers to the spot market-oriented pools of similarly sized vessels which are operated by companies affiliated with us.
Our Company
We provide marine transportation of refined petroleum products worldwide. As of the date of this prospectus supplement, our fleet consists of 124 wholly-owned or finance leased product tankers (42 LR2, 12 LR1, 56 MR and 14 Handymax) with an average age of approximately 3.8 years, and 10 bareboat chartered-in product tankers (seven Handymax and three MR). In addition, the Company will bareboat charter-in four MR tankers that are currently under construction and that are scheduled to be delivered in 2020 (two in January, one in March and one in September). We refer to these vessels collectively as our “Operating Fleet.”
Recent and Other Developments
Acquisition of Leasehold Interests in 19 Vessels from Trafigura
On September 24, 2019, we entered into a share purchase agreement, or the Purchase Agreement, with Trafigura and Urion Holdings (Malta) Limited, or Urion, as Trafigura’s nominee, pursuant to which, at the closing on September 26, 2019, we purchased all of the issued and outstanding shares of the three subsidiaries of Trafigura, or the Trafigura Subsidiaries, that collectively hold the leasehold interests in 19 product tankers, or the Acquired Trafigura Vessels, consisting of four LR2 product tankers and 15 MR product tankers, for an aggregate value of $803 million.  Of the 19 Acquired Trafigura Vessels, 15 are currently on the water and four are expected to be delivered in 2020.  The acquisition of the leasehold interests includes a finance lease arrangement with a financial institution under a bareboat contract arrangement.  After the assumption of the present value of the finance lease arrangement of approximately $670 million, we issued an aggregate of 4,572,873 of our common shares, or the Consideration Shares, at a price of $29.00 per share as full consideration for the acquisition of the Trafigura Subsidiaries to Urion. In connection with the acquisition of the Trafigura Subsidiaries, we also entered into a registration rights agreement with Trafigura and Urion, or the Registration Rights Agreement, pursuant to which we registered the Consideration Shares for resale. Urion has agreed not to dispose of the Consideration Shares prior to January 1, 2020. We refer to this transaction as the “Trafigura Acquisition.”
$50 Million Private Placement
Concurrently with the acquisition of the Trafigura Subsidiaries, on September 24, 2019, we entered into a separate securities purchase agreement, or the Securities Purchase Agreement, with Urion and Scorpio Services Holding Limited, or SSH, a related party of the Company, pursuant to which Urion and SSH agreed to purchase $35 million and $15 million, respectively, for an aggregate of $50 million or 1,724,137 of our common shares at a price of $29.00 per share, or the Private Placement.  The Private Placement closed on September 26, 2019.  Pursuant to the Registration Rights Agreement, we registered for resale the common shares issued in connection with the Private Placement.

Declaration of Dividend
On November 6, 2019, our Board of Directors, or the Board, declared a quarterly cash dividend of $0.10 per common share, payable on or about December 13, 2019 to all shareholders of record as of November 25, 2019.
In September 2019, the Company paid a quarterly cash dividend with respect to the second quarter of 2019 on the Company’s common stock of $0.10 per common share.
Scrubber Financing
We have received commitments for nine different facilities to partially finance the purchase and installation of scrubbers on certain of our vessels.  These commitments are expected to increase our liquidity by approximately $120.2 million. We are in discussions with other financial institutions to finance additional purchases of scrubbers which, if consummated, are expected to increase our liquidity by an additional $57.5 million. Subject to our reaching agreement on satisfactory terms relating to the additional scrubber financing, all of these agreements, if consummated, are expected to be signed in the next few months and the drawdowns are expected to occur as the scrubbers are installed throughout the remainder of 2019 and 2020.
Convertible Senior Notes due 2019
In July 2019, our Convertible Senior Notes due 2019 matured and we repaid the entire outstanding balance of $142.7 million.
Convertible Senior Notes due 2022
On September 10, 2019, the conversion rate of our Convertible Senior Notes due 2022 was adjusted to reflect our payment of a cash dividend on or about September 27, 2019 to all shareholders of record as of September 10, 2019. The new conversion rate for the Convertible Senior Notes due 2022 is 25.6637 common shares per $1,000 principal amount, representing an increase to the prior conversion rate of 0.0870 common shares for each $1,000 principal amount of the Convertible Senior Notes due 2022.
Corporate Information
We were incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporation Act, or the BCA, on July 1, 2009. We currently maintain our principal executive offices at 9, Boulevard Charles III, Monaco 98000 and our telephone number at that location is +377-9798-5716. We also maintain an office in the United States at 150 East 58th Street, New York, New York 10155 and the telephone number at that location is 212-542-1616. We own or finance lease each of the vessels in our owned and finance leased fleet, and expect to own or finance lease each additional vessel that we acquire into our owned and finance leased fleet in the future, if any, through wholly-owned subsidiaries incorporated in the Republic of the Marshall Islands and in the Republic of Singapore.

Our Operating Fleet
The following table sets forth certain information regarding our Operating Fleet as of the date of this prospectus supplement:
	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type	Scrubber
Owned or finance leased vessels
1	STI Brixton	2014	38,734	1A	SHTP (1)	Handymax	N/A
2	STI Comandante	2014	38,734	1A	SHTP (1)	Handymax	N/A
3	STI Pimlico	2014	38,734	1A	SHTP (1)	Handymax	N/A
4	STI Hackney	2014	38,734	1A	SHTP (1)	Handymax	N/A
5	STI Acton	2014	38,734	1A	SHTP (1)	Handymax	N/A
6	STI Fulham	2014	38,734	1A	SHTP (1)	Handymax	N/A
7	STI Camden	2014	38,734	1A	SHTP (1)	Handymax	N/A
8	STI Battersea	2014	38,734	1A	SHTP (1)	Handymax	N/A
9	STI Wembley	2014	38,734	1A	SHTP (1)	Handymax	N/A
10	STI Finchley	2014	38,734	1A	SHTP (1)	Handymax	N/A
11	STI Clapham	2014	38,734	1A	SHTP (1)	Handymax	N/A
12	STI Poplar	2014	38,734	1A	SHTP (1)	Handymax	N/A
13	STI Hammersmith	2015	38,734	1A	SHTP (1)	Handymax	N/A
14	STI Rotherhithe	2015	38,734	1A	SHTP (1)	Handymax	N/A
15	STI Amber	2012	49,990	-	SMRP (2)	MR	Not Yet Installed
16	STI Topaz	2012	49,990	-	SMRP (2)	MR	Not Yet Installed
17	STI Ruby	2012	49,990	-	SMRP (2)	MR	Not Yet Installed
18	STI Garnet	2012	49,990	-	SMRP (2)	MR	Not Yet Installed
19	STI Onyx	2012	49,990	-	SMRP (2)	MR	Not Yet Installed
20	STI Fontvieille	2013	49,990	-	SMRP (2)	MR	Not Yet Installed
21	STI Ville	2013	49,990	-	SMRP (2)	MR	N/A
22	STI Duchessa	2014	49,990	-	SMRP (2)	MR	N/A
23	STI Opera	2014	49,990	-	SMRP (2)	MR	N/A
24	STI Texas City	2014	49,990	-	SMRP (2)	MR	Yes
25	STI Meraux	2014	49,990	-	SMRP (2)	MR	Yes
26	STI San Antonio	2014	49,990	-	SMRP (2)	MR	Yes
27	STI Venere	2014	49,990	-	SMRP (2)	MR	Yes
28	STI Virtus	2014	49,990	-	SMRP (2)	MR	Yes
29	STI Aqua	2014	49,990	-	SMRP (2)	MR	Yes
30	STI Dama	2014	49,990	-	SMRP (2)	MR	Yes
31	STI Benicia	2014	49,990	-	SMRP (2)	MR	Yes
32	STI Regina	2014	49,990	-	SMRP (2)	MR	Yes
33	STI St. Charles	2014	49,990	-	SMRP (2)	MR	Not Yet Installed
34	STI Mayfair	2014	49,990	-	SMRP (2)	MR	Not Yet Installed
35	STI Yorkville	2014	49,990	-	SMRP (2)	MR	Not Yet Installed
36	STI Milwaukee	2014	49,990	-	SMRP (2)	MR	Not Yet Installed
37	STI Battery	2014	49,990	-	SMRP (2)	MR	Not Yet Installed

38	STI Soho	2014	49,990	-	SMRP (2)	MR	Not Yet Installed
39	STI Memphis	2014	49,990	-	SMRP (2)	MR	Not Yet Installed
40	STI Tribeca	2015	49,990	-	SMRP (2)	MR	Not Yet Installed
41	STI Gramercy	2015	49,990	-	SMRP (2)	MR	Not Yet Installed
42	STI Bronx	2015	49,990	-	SMRP (2)	MR	Not Yet Installed
43	STI Pontiac	2015	49,990	-	SMRP (2)	MR	Not Yet Installed
44	STI Manhattan	2015	49,990	-	SMRP (2)	MR	Not Yet Installed
45	STI Queens	2015	49,990	-	SMRP (2)	MR	Not Yet Installed
46	STI Osceola	2015	49,990	-	SMRP (2)	MR	Not Yet Installed
47	STI Notting Hill	2015	49,687	1B	SMRP (2)	MR	Not Yet Installed
48	STI Seneca	2015	49,990	-	SMRP (2)	MR	Not Yet Installed
49	STI Westminster	2015	49,687	1B	SMRP (2)	MR	Not Yet Installed
50	STI Brooklyn	2015	49,990	-	SMRP (2)	MR	Not Yet Installed
51	STI Black Hawk	2015	49,990	-	SMRP (2)	MR	Not Yet Installed
52	STI Galata	2017	49,990	-	SMRP (2)	MR	Not Yet Installed
53	STI Bosphorus	2017	49,990	-	SMRP (2)	MR	Not Yet Installed
54	STI Leblon	2017	49,990	-	SMRP (2)	MR	Not Yet Installed
55	STI La Boca	2017	49,990	-	SMRP (2)	MR	Not Yet Installed
56	STI San Telmo	2017	49,990	1B	SMRP (2)	MR	Not Yet Installed
57	STI Donald C Trauscht	2017	49,990	1B	SMRP (2)	MR	Not Yet Installed
58	STI Esles II	2018	49,990	1B	SMRP (2)	MR	Not Yet Installed
59	STI Jardins	2018	49,990	1B	SMRP (2)	MR	Not Yet Installed
60	STI Magic	2019	50,000	-	SMRP (2)	MR	Yes
61	STI Majestic	2019	50,000	-	SMRP (2)	MR	Yes
62	STI Mystery	2019	50,000	-	SMRP (2)	MR	Yes
63	STI Marvel	2019	50,000	-	SMRP (2)	MR	Yes
64	STI Magnetic	2019	50,000	-	SMRP (2)	MR	Yes
65	STI Millennia	2019	50,000	-	SMRP (2)	MR	Yes
66	STI Master	2019	50,000	-	SMRP (2)	MR	Yes
67	STI Mythic	2019	50,000	-	SMRP (2)	MR	Yes
68	STI Marshall	2019	50,000	-	SMRP (2)	MR	Yes
69	STI Modest	2019	50,000	-	SMRP (2)	MR	Yes
70	STI Maverick	2019	50,000	-	SMRP (2)	MR	Yes
71	STI Excel	2015	74,000	-	SLR1P (3)	LR1	Not Yet Installed
72	STI Excelsior	2016	74,000	-	SLR1P (3)	LR1	Not Yet Installed
73	STI Expedite	2016	74,000	-	SLR1P (3)	LR1	Not Yet Installed
74	STI Exceed	2016	74,000	-	SLR1P (3)	LR1	Not Yet Installed
75	STI Executive	2016	74,000	-	SLR1P (3)	LR1	Yes
76	STI Excellence	2016	74,000	-	SLR1P (3)	LR1	Yes
77	STI Experience	2016	74,000	-	SLR1P (3)	LR1	Not Yet Installed
78	STI Express	2016	74,000	-	SLR1P (3)	LR1	Not Yet Installed
79	STI Precision	2016	74,000	-	SLR1P (3)	LR1	Not Yet Installed
80	STI Prestige	2016	74,000	-	SLR1P (3)	LR1	Not Yet Installed

81	STI Pride	2016	74,000	-	SLR1P (3)	LR1	Yes
82	STI Providence	2016	74,000	-	SLR1P (3)	LR1	Not Yet Installed
83	STI Elysees	2014	109,999	-	SLR2P (4)	LR2	Yes
84	STI Madison	2014	109,999	-	SLR2P (4)	LR2	Yes
85	STI Park	2014	109,999	-	SLR2P (4)	LR2	Not Yet Installed
86	STI Orchard	2014	109,999	-	SLR2P (4)	LR2	Not Yet Installed
87	STI Sloane	2014	109,999	-	SLR2P (4)	LR2	Not Yet Installed
88	STI Broadway	2014	109,999	-	SLR2P (4)	LR2	Not Yet Installed
89	STI Condotti	2014	109,999	-	SLR2P (4)	LR2	Not Yet Installed
90	STI Rose	2015	109,999	-	SLR2P (4)	LR2	Not Yet Installed
91	STI Veneto	2015	109,999	-	SLR2P (4)	LR2	Not Yet Installed
92	STI Alexis	2015	109,999	-	SLR2P (4)	LR2	Not Yet Installed
93	STI Winnie	2015	109,999	-	SLR2P (4)	LR2	Not Yet Installed
94	STI Oxford	2015	109,999	-	SLR2P (4)	LR2	Not Yet Installed
95	STI Lauren	2015	109,999	-	SLR2P (4)	LR2	Not Yet Installed
96	STI Connaught	2015	109,999	-	SLR2P (4)	LR2	Not Yet Installed
97	STI Spiga	2015	109,999	-	SLR2P (4)	LR2	Not Yet Installed
98	STI Savile Row	2015	109,999	-	SLR2P (4)	LR2	Not Yet Installed
99	STI Kingsway	2015	109,999	-	SLR2P (4)	LR2	Not Yet Installed
100	STI Carnaby	2015	109,999	-	SLR2P (4)	LR2	Not Yet Installed
101	STI Solidarity	2015	109,999	-	SLR2P (4)	LR2	Not Yet Installed
102	STI Lombard	2015	109,999	-	SLR2P (4)	LR2	Not Yet Installed
103	STI Grace	2016	109,999	-	SLR2P (4)	LR2	Not Yet Installed
104	STI Jermyn	2016	109,999	-	SLR2P (4)	LR2	Not Yet Installed
105	STI Sanctity	2016	109,999	-	SLR2P (4)	LR2	Not Yet Installed
106	STI Solace	2016	109,999	-	SLR2P (4)	LR2	Not Yet Installed
107	STI Stability	2016	109,999	-	SLR2P (4)	LR2	Not Yet Installed
108	STI Steadfast	2016	109,999	-	SLR2P (4)	LR2	Yes
109	STI Supreme	2016	109,999	-	SLR2P (4)	LR2	Not Yet Installed
110	STI Symphony	2016	109,999	-	SLR2P (4)	LR2	Yes
111	STI Gallantry	2016	113,000	-	SLR2P (4)	LR2	Yes
112	STI Goal	2016	113,000	-	SLR2P (4)	LR2	Yes
113	STI Nautilus	2016	113,000	-	SLR2P (4)	LR2	Yes
114	STI Guard	2016	113,000	-	SLR2P (4)	LR2	Yes
115	STI Guide	2016	113,000	-	SLR2P (4)	LR2	Yes
116	STI Selatar	2017	109,999	-	SLR2P (4)	LR2	Not Yet Installed
117	STI Rambla	2017	109,999	-	SLR2P (4)	LR2	Not Yet Installed
118	STI Gauntlet	2017	113,000	-	SLR2P (4)	LR2	Yes
119	STI Gladiator	2017	113,000	-	SLR2P (4)	LR2	Yes
120	STI Gratitude	2017	113,000	-	SLR2P (4)	LR2	Not Yet Installed
121	STI Lobelia	2018	110,000	-	SLR2P (4)	LR2	Yes
122	STI Lotus	2018	110,000	-	SLR2P (4)	LR2	Yes
123	STI Lily	2019	110,000	-	SLR2P (4)	LR2	Yes
124	STI Lavender	2019	110,000	-	SLR2P (4)	LR2	Yes

	Total owned or finance leased DWT		8,873,190

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type	Charter type	Daily Base Rate	Expiry (5)
Bareboat chartered-in vessels
125	Silent	2007	37,847	1A	SHTP (1)	Handymax	Bareboat	$6,300	31-Mar-20
126	Single	2007	37,847	1A	SHTP (1)	Handymax	Bareboat	$6,300	31-Mar-20
127	Star I	2007	37,847	1A	SHTP (1)	Handymax	Bareboat	$6,300	31-Mar-20
128	Sky	2007	37,847	1A	SHTP (1)	Handymax	Bareboat	$6,300	31-Mar-21
129	Steel	2008	37,847	1A	SHTP (1)	Handymax	Bareboat	$6,300	31-Mar-21
130	Stone I	2008	37,847	1A	SHTP (1)	Handymax	Bareboat	$6,300	31-Mar-21
131	Style	2008	37,847	1A	SHTP (1)	Handymax	Bareboat	$6,300	31-Mar-21
132	STI Beryl	2013	49,990	-	SMRP (2)	MR	Bareboat	$8,800	18-Apr-25	(6)
133	STI Le Rocher	2013	49,990	-	SMRP (2)	MR	Bareboat	$8,800	21-Apr-25	(6)
134	STI Larvotto	2013	49,990	-	SMRP (2)	MR	Bareboat	$8,800	28-Apr-25	(6)

	Total bareboat chartered-in DWT		414,899

	Newbuildings currently under construction
	Vessel Name	Yard	DWT	Vessel type
135	Hull S458 - TBN STI Miracle	HVS	50,000	MR	(7)
136	Hull S469 - TBN STI Maestro	HVS	50,000	MR	(7)
137	Hull S470 - TBN STI Mighty	HVS	50,000	MR	(7)
138	Hull S471 - TBN STI Maximus	HVS	50,000	MR	(7)

	Total newbuilding product tankers DWT		200,000

	Total Fleet DWT		9,488,089

(1)
This vessel operates in the Scorpio Handymax Tanker Pool, or SHTP. SHTP is a Scorpio Pool and is operated by Scorpio Commercial Management S.A.M., or SCM. SHTP and SCM are related parties to the Company.

(2)	This vessel operates in, or is expected to operate in, the Scorpio MR Pool, or SMRP. SMRP is a Scorpio Pool and is operated by SCM. SMRP and SCM are related parties to the Company.
(3)	This vessel operates in the Scorpio LR1 Pool, or SLR1P. SLR1P is a Scorpio Pool and is operated by SCM. SLR1P and SCM are related parties to the Company.
(4)	This vessel operates in, or is expected to operate in, the Scorpio LR2 Pool, or SLR2P. SLR2P is a Scorpio Pool and is operated by SCM. SLR2P and SCM are related parties to the Company.
(5)	Redelivery from the charterer is plus or minus 30 days from the expiry date.
(6)
In April 2017, we sold and leased back this vessel, on a bareboat basis, for a period of up to eight years for $8,800 per day.  The sales price was $29.0 million per vessel, and we have the option to purchase this vessel beginning at the end of the fifth year of the agreement through the end of the eighth year of the agreement, at market based prices. Additionally, a deposit of $4.35 million per vessel was retained by the buyer and will either be applied to the purchase price of the vessel if a purchase option is exercised or refunded to us at the expiration of the agreement.

(7)
The leasehold interests in these vessels were acquired from Trafigura in September 2019 as part of the Trafigura Acquisition and these vessels are currently under construction at Hyundai Vinashin Shipyard Co., Ltd., or HVS.  Three vessels are expected to be delivered in the first quarter of 2020 and one vessel is expected to be delivered in the third quarter of 2020.

Our Chartering Strategy
Generally, we operate our vessels in commercial pools operated by related entities, on time charters or in the spot market. The overall mix of how our vessels are employed varies from time to time based on many factors including our view of the future market conditions.
Commercial Pools
To increase vessel utilization and thereby revenues, we participate in commercial pools with other shipowners of similar modern, well-maintained vessels. By operating a large number of vessels as an integrated transportation system, commercial pools offer customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Pools employ experienced commercial managers and operators who have close working relationships with customers and brokers, while technical management is performed by each shipowner. Pools negotiate charters with customers primarily in the spot market, but may also arrange time charter agreements. The size and scope of these pools enable them to enhance utilization rates for pool vessels by securing backhaul voyages and contracts of affreightment, thus generating higher effective time charter equivalent revenue than otherwise might be obtainable in the spot market. As of the date of this prospectus supplement, 134 of the vessels in our Operating Fleet operate in one of the Scorpio Pools.

Time Charters
Time charters give us a fixed and stable cash flow for a known period of time. Time charters also mitigate in part the seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. In the future, we may opportunistically look to enter our vessels into time charter contracts. We may also enter into time charter contracts with profit sharing agreements, which enable us to benefit if the spot market increases. As of the date of this prospectus supplement, none of the vessels in our Operating Fleet are employed under long-term time charters (with initial terms of one year or greater).
Spot Market
A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, we pay voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis. Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable but may enable us to capture increased profit margins during periods of improvements in tanker rates. We also consider short-term time charters (with initial terms of less than one year) as spot market voyages. We do not have any vessels operating directly in the spot market as of the date of this prospectus supplement.
Management of Our Fleet
Commercial and Technical Management
Our vessels are commercially managed by SCM and technically managed by Scorpio Ship Management S.A.M., or SSM, pursuant to a Master Agreement (as amended and restated from time to time), which may be terminated by either party upon 24 months' notice, unless terminated earlier in accordance with the provisions of the Master Agreement. In the event of the sale of one or more vessels, a notice period of three months and a payment equal to three months of management fees will apply, provided that the termination does not amount to a change in control, including a sale of all or substantially all of our vessels, in which case a payment equal to 24 months of management fees will apply. SCM and SSM are related parties of ours. We expect that the Acquired Trafigura Vessels (as soon as commercially practicable), and any additional vessels that we may acquire in the future, will also be managed pursuant to the Master Agreement or on substantially similar terms.
SCM’s services include securing employment, in the spot market and on time charters, for our vessels. SCM also manages the Scorpio Pools. When our vessels are operating in one of the Scorpio Pools, SCM, the pool manager, charges fees of $300 per vessel per day with respect to our LR1 vessels, $250 per vessel per day with respect to our LR2 vessels, and $325 per vessel per day with respect to each of our Handymax and MR vessels, plus 1.50% commission on gross revenues per charter fixture.  These are the same fees that SCM charges other vessel owners in these pools, including third-party owned vessels. For commercial management of our vessels that are not operating in any of the Scorpio Pools, we pay SCM a fee of $250 per vessel per day for each LR1 and LR2 vessel and $300 per vessel per day for each Handymax and MR vessel, plus 1.25% commission on gross revenues per charter fixture.
SSM’s services include day-to-day vessel operations, performing general maintenance, monitoring regulatory and classification society compliance, customer vetting procedures, supervising the maintenance and general efficiency of vessels, arranging the hiring of qualified officers and crew, arranging and supervising drydocking and repairs, purchasing supplies, spare parts and new equipment for vessels, appointing supervisors and technical consultants and providing technical support. We pay SSM an annual fee of $175,000 plus additional amounts for certain itemized services per vessel to provide technical management services for each of our owned and finance leased vessels.
Administrative Services Agreement
We have an Administrative Services Agreement (as amended from time to time) with SSH, or our Administrator, for the provision of administrative staff and office space, and administrative services, including accounting, legal compliance, financial and information technology services. SSH is a related party to us. We reimburse our Administrator for the direct or indirect expenses it incurs in providing us with the administrative services described above. The services provided to us by our Administrator may be sub-contracted to other entities within the Scorpio group of companies, or Scorpio.

Further, pursuant to our Administrative Services Agreement, our Administrator, on behalf of itself and other members of Scorpio, has agreed that it will not directly own product or crude tankers ranging in size from 35,000 dwt to 200,000 dwt.
Our Administrative Services Agreement may be terminated by us upon two years' notice.
Our Relationship with Scorpio and its Affiliates
We believe that one of our principal strengths is our relationship with Scorpio. Our vessel operations are managed under the supervision of our Board, by our management team and by certain members of Scorpio, including SCM and SSM. Our relationship with Scorpio provides us with access to Scorpio’s customer and supplier relationships and their technical, commercial and managerial expertise, which we believe allows us to compete more effectively and operate our vessels on a cost-efficient basis. We can provide no assurance, however, that we will realize any benefits from our relationship with Scorpio.
Scorpio is owned and controlled by the Lolli-Ghetti family, of which Messrs. Emanuele Lauro, our founder, Chairman and Chief Executive Officer, and Filippo Lauro, our Vice President, are members. In addition, all of our executive officers serve in similar management positions in certain other companies within Scorpio and Mr. Emanuele Lauro, Mr. Robert Bugbee, our President, and other members of our senior management have minority equity interests in SSH, a member of Scorpio and our Administrator.
These responsibilities and relationships could create conflicts of interest between us, on the one hand, and SCM, SSM, SSH, or other entities within Scorpio, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operation of the vessels in our fleet versus the vessels managed by other members of Scorpio. For example, SCM and SSM, our commercial manager and technical manager, respectively, may give preferential treatment to vessels that are time chartered-in by related parties because Messrs. Lauro and members of their family may receive greater economic benefits. As a result of these conflicts, such Scorpio companies, who have limited contractual duties, may favor their own or other owner’s interests over our interests. These conflicts may have unfavorable results for us and our shareholders.

THE OFFERING
The Issuer	Scorpio Tankers Inc., a Marshall Islands corporation
Common Shares Outstanding as of November 6, 2019	58,142,400 (1)
Common Shares to be Offered by us	Common shares having an aggregate offering price of up to $100,000,000
Manner of Offering	“At-the-market” offering that may be made from time to time through the sales agent, BTIG. Please read “Plan of Distribution.”
NYSE Symbol	“STNG”
Use of Proceeds
We intend to use the net proceeds from any sales of common shares from this offering, after deducting the sales agent’s commissions and our offering expenses, for general corporate and working capital purposes.

Risk Factors
Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 2 of the accompanying base prospectus in our Registration Statement on Form F-3, effective March 22, 2019, in our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 20, 2019, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying base prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying base prospectus.

(1)	Excludes 6,349,324 common shares held as treasury shares.

RISK FACTORS
An investment in our common shares involves a high degree of risk. Before making an investment in our common shares, you should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying base prospectus, and the documents incorporated into each by reference, including those in “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 20, 2019, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.
Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.
Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or the market value of our common shares.
The price of our common shares after this offering may be volatile.
The price of our common shares may fluctuate due to factors such as:
•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;
•	mergers and strategic alliances in the crude tanker and product tanker industries;
•	market conditions in the crude tanker and product tanker industries;
•	changes in government regulation;
•	the failure of securities analysts to publish research about us after this offering, or shortfalls in our operating results from levels forecast by securities analysts;
•	announcements concerning us or our competitors; and
•	the general state of the securities market.
The seaborne transportation industry has been highly unpredictable and volatile. The market for our common shares in this industry may be equally volatile. Consequently, you may not be able to sell the common shares at prices equal to or greater than those paid by you in this offering.
We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.
We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness, or our Plan, without shareholder approval, in a number of circumstances.
Our issuance of additional common shares or other equity securities of equal or senior rank would have, without limitation, the following effects:
•	our existing shareholders’ proportionate ownership interest in us will decrease;
•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of our common shares may decline.
We may not realize all of the anticipated benefits of the Trafigura Acquisition.
On September 24, 2019, we entered into the Purchase Agreement with Trafigura and Urion, pursuant to which, at the closing on September 26, 2019, we purchased all of the issued and outstanding shares of the Trafigura Subsidiaries that collectively hold the leasehold interests in the Acquired Trafigura Vessels for an aggregate value of $803 million.
There is a risk that some or all of the expected benefits of the Trafigura Acquisition may fail to materialize, or may not occur within the time periods anticipated. The realization of such benefits may be affected by a number of factors, many of which are beyond our control, including but not limited to the strength or weakness of the economy and competitive factors in the areas where we do business, the effects of competition in the markets in which we operate, and the impact of changes in the laws and regulations regulating the seaborne transportation or refined petroleum products industries, or affecting our operations.
Failure to realize all of the anticipated benefits of the Trafigura Acquisition may impact our financial performance, the market price of our common shares and our ability to pay dividends on our common shares.
Servicing our current or future indebtedness limits funds available for other purposes and if we cannot service our debt, we may lose our vessels.
As of September 30, 2019, we had approximately $3.2 billion in interest-bearing debt, including approximately $670 million that we assumed under the lease arrangement for the Acquired Trafigura Vessels. Borrowings under our debt facilities and lease arrangements require us to dedicate a part of our cash flow from operations to the payment of interest and principal on our debt. These payments limit funds available for working capital, capital expenditures and other purposes, including further equity or debt financing in the future. Amounts borrowed under our secured debt facilities and certain of our lease arrangements bear interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders and certain lessors, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the product tanker industry. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as seeking to raise additional capital, refinancing or restructuring our debt, selling product tankers, or reducing or delaying capital investments. However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet all or part of our debt obligations.
If we are unable to meet all or part of our debt obligations or if some other default occurs under our debt facilities and lease arrangements, our lenders and/or lessors could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral vessels securing that debt even though the majority of the proceeds used to purchase the collateral vessels did not come from our debt facilities or lease arrangements.
We may have difficulty managing our planned growth properly.
We have grown and may continue to grow by expanding our operations and adding to our fleet. Any future growth will primarily depend upon a number of factors, some of which may not be within our control, including our ability to effectively identify, purchase, finance, develop and integrate any product tankers or businesses. Furthermore, the number of employees that perform services for us and our current operating and financial systems may not be adequate as we expand the size of our fleet, and we may not be able to effectively hire more employees or adequately improve those systems. Finally, acquisitions may require additional equity issuances or debt issuances (with amortization payments), or entry into other financing arrangements which could, among other things, reduce our available cash. If any such events occur, our business, financial condition and results of operations may be adversely affected and the amount of cash available for distribution as dividends to our shareholders may be reduced.
Additionally, four of the Acquired Trafigura Vessels are still under construction at HVS and we may contract for additional newbuildings in the future. Newbuilding projects are subject to risks of delay or cost overruns inherent in any large construction project from numerous factors. Significant cost overruns or delays could adversely affect our financial position, results of operations and cash flows. Failure to complete a project on time may also result in the delay of revenue from that vessel.

In addition, in the event HVS or any other shipyard we contract with in the future does not perform under its contract and we are unable to enforce the refund guarantee with a third-party bank for any reason, we may lose all or part of our investment, which would have an adverse effect on our results of operations, financial condition and cash flows.
Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. The expansion of our fleet may impose significant additional responsibilities on our management and staff, and the management and staff of our commercial and technical managers, and may necessitate that we, and they, increase the number of personnel. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.
We operate secondhand vessels, which exposes us to increased operating costs which could adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.
We have acquired and may continue to acquire secondhand vessels. We are entitled to inspect such vessels prior to purchase, but this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Generally, we do not receive the benefit of warranties from the builders for the secondhand vessels that we acquire.
In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.
Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.
An inability to effectively time investments in and divestments of vessels could prevent the implementation of our business strategy and negatively impact our results of operations and financial condition.
Our strategy is to own and operate a fleet large enough to provide global coverage, but no larger than what the demand for our services can support over a longer period by both contracting newbuildings and through acquisitions and disposals in the secondhand market. Our business is greatly influenced by the timing of investments and/or divestments and contracting of newbuildings. If we are unable able to identify the optimal timing of such investments, divestments or contracting of newbuildings in relation to the shipping value cycle due to capital restraints, this could have a material adverse effect on our competitive position, future performance, results of operations, cash flows and financial position.

USE OF PROCEEDS
We intend to use the net proceeds from any sales of common shares from this offering, after deducting the sales agent’s commissions and our offering expenses, for general corporate and working capital purposes.

CAPITALIZATION
The following table sets forth our capitalization at September 30, 2019, on an:
•	actual basis;
•	as adjusted basis to give effect to the following:
•	Scheduled principal repayments on our outstanding indebtedness consisting of:
o	$3.5 million on our secured credit facilities; and
o	$11.4 million on our lease financing arrangements and leases accounted for under IFRS 16 – Leases.
These principal payments have been treated as payments of current debt for purposes of the below table; and
•
as further adjusted basis to give effect to the issuance and sale of common shares covered by this prospectus supplement.   This calculation assumes the issuance and sale of 2,972,652 common shares using an assumed price of $33.64 per share, which is the closing price of our common shares on the NYSE on November 1, 2019, resulting in assumed net proceeds of approximately $97.3 million, after sales commissions and estimated offering expenses.  The actual number of shares issued, and the price at which they are issued, may differ depending on the timing of the sales.

There have been no other material adjustments to our capitalization since September 30, 2019, as so adjusted.
	As of September 30, 2019
In thousands of U.S. dollars	Actual	As adjusted	As further adjusted
Cash	$244,480	$229,563	$326,913 (3)

Current debt:
Current portion of long term debt (1)	237,882	234,402	234,402
Finance lease liability (2)	116,212	110,889	110,889
Lease liability - IFRS 16	69,105	62,991	62,991

Non-current debt:
Long term debt (1)	980,118	980,118	980,118
Finance lease liability (2)	1,219,163	1,219,163	1,219,163
Lease liability - IFRS 16	519,179	519,179	519,179

Total debt	$3,141,659	$3,126,742	$3,126,742

Shareholders' equity:
Share capital	645	645	675
Additional paid-in capital	2,841,553	2,841,553	2,938,873
Treasury shares	(467,056)	(467,056)	(467,056)
Accumulated deficit	(411,088)	(411,088)	(411,088)
Total shareholders' equity	$1,964,054	$1,964,054	$2,061,404

Total capitalization	$5,105,713	$5,090,796	$5,188,146

(1)
The current portion of long-term debt at September 30, 2019 is net of unamortized deferred financing fees of $1.5 million and the non-current portion of long-term debt is net of unamortized deferred financing fees of $7.6 million.

(2)
The current portion of the financial lease lability at September 30, 2019 is net of unamortized deferred financing fees of $0.8 million and the non-current portion of financial lease liability is net of unamortized deferred financing fees of $7.5 million. Debt and finance lease liabilities, as adjusted, does not reflect deferred financing fee amortization from October 1, 2019 through October 31, 2019.  This amortization is estimated to be $0.5 million.

(3)	Cash, as adjusted and as further adjusted, does not include the impact of cash flows from operations from October 1, 2019 through November 1, 2019.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the description of our capital stock and the material terms of our amended and restated articles of incorporation and bylaws. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of capital stock and the material terms of our amended and restated articles of incorporation and amended and restated bylaws contained in our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 20, 2019, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein, together with our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits thereto. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information.”
Purpose
Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization
Under our amended and restated articles of incorporation, as amended, we have authorized 175,000,000 registered shares, consisting of 150,000,000 common shares, of which 58,142,400 shares were issued and outstanding as of November 6, 2019 (which excludes 6,349,324 common shares held as treasury shares) and 25,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding as of the date hereof.
Description of Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of our common shares are entitled to receive ratably all dividends, if any, declared by our Board out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.
Description of Preferred Shares
Our amended and restated articles of incorporation authorize our Board to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series, and the voting rights, if any, of the holders of the series.
Registrar and Transfer Agent
The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.
Listing
Our common shares are listed on the NYSE under the symbol “STNG.”

BENEFICIAL OWNERSHIP OF OUR COMMON SHARES
The following table sets forth information regarding the beneficial ownership of our common shares, as of November 6, 2019, held by each person or entity that we know beneficially owns 5% or more of our common shares and each of our executive officers and directors.
Beneficial ownership is determined in accordance with the Commission’s rules. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.
Name	Number of Shares		Percentage Owned (8)
Urion Holdings (Malta) Limited	5,779,769	(1)	9.94%
Scorpio Bulkers Inc.	5,405,405	(2)	9.30%
Wellington Management Group LLP *	3,668,061	(3)	6.31%
Emanuele A. Lauro	895,520	(4)	1.54%
Robert Bugbee	1,065,387	(5)	1.83%
Cameron Mackey	701,631	(6)	1.21%
Brian Lee	586,603	(7)	1.01%
All other executive officers and directors individually	**		**

(1)
This information is derived from a Schedule 13G filed with the Commission on October 4, 2019. The business address of Urion Holdings (Malta) Limited is Blue Harbour Business Centre, Level 1, Ta’Xbiex Yacht Marina, Ta’Xbiex XBX1027, Malta.

(2)
This information is derived from a Schedule 13D/A filed with the Commission on October 2, 2019. The business address of Scorpio Bulkers Inc. is 9 Boulevard Charles III, MC 98000 Monaco.  The number of shares has been adjusted to account for the one-for-ten reverse stock split of our common shares, which took effect on January 18, 2019.

(3)
This information is derived from a Schedule 13G/A filed with the Commission on February 12, 2019. The business address of Wellington Management Company Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. The number of shares has been adjusted to account for the one-for-ten reverse stock split of our common shares, which took effect on January 18, 2019.

(4)	Includes 779,309 unvested shares of restricted stock issued pursuant to the Plan.
(5)
Includes 779,309 unvested shares of restricted stock issued pursuant to the Plan, and assuming the full exercise of call options on 250,000 common shares (for further information, please see our Reports of Foreign Private Issuer on Form 6-K, filed with the Commission on September 26, 2019 and October 2, 2019).

(6)	Includes 547,878 unvested shares of restricted stock issued pursuant to the Plan.
(7)	Includes 387,041 unvested shares of restricted stock issued pursuant to the Plan.
(8)	Percentages based on 58,142,400 common shares outstanding as of November 6, 2019.
*	Includes certain funds managed thereby.
**	The executive officers and directors that are not listed in this table each individually own less than 1% of our outstanding common shares.

As of November 5, 2019, we had 58,142,400 outstanding shares and 100 shareholders of record, 23 of which were located in the United States and held an aggregate of 56,797,061 of our common shares, representing 97.7% of our outstanding common shares. However, one of the U.S. shareholders of record is CEDE & CO., a nominee of The Depository Trust Company, which held 54,690,496 of our common shares as of November 5, 2019. Accordingly, we believe that the shares held by CEDE & CO. include common shares beneficially owned by both holders in the United States and non-U.S. beneficial owners. We are not aware of any arrangements the operation of which may at a subsequent date result in our change of control.

PLAN OF DISTRIBUTION
We have entered into an equity distribution agreement with BTIG under which we may issue and sell from time to time up to $100,000,000 of our common shares through BTIG, as our sales agent. Sales of our common shares, if any, will be made by any method that is deemed to be an “at-the-market” offering as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or any other trading market for our common shares. If authorized by us in writing, BTIG may purchase shares of our common shares as principal.
BTIG will offer our common shares subject to the terms and conditions of the equity distribution agreement on a daily basis or as otherwise agreed upon by us and BTIG. We will designate the maximum amount of common shares to be sold through BTIG on a daily basis or otherwise determine such maximum amount together with BTIG. Subject to the terms and conditions of the equity distribution agreement, BTIG will use its commercially reasonable efforts to sell on our behalf all of the common shares requested to be sold by us. We may instruct BTIG not to sell our common shares if the sales cannot be effected at or above the price designated by us in any such instruction. BTIG or we may suspend the offering of our common shares being made through BTIG under the equity distribution agreement upon proper notice to the other party. BTIG and we each have the right, by giving written notice as specified in the equity distribution agreement, to terminate the equity distribution agreement in each party’s sole discretion at any time.
The aggregate compensation payable to BTIG as sales agent from the sales of common shares pursuant to the equity distribution agreement will be an amount equal to the sum of: (a) 1% of the gross proceeds of all sales of common shares for a per share price less than or equal to $29.00; (b) 1.5% of the gross proceeds of all sales of common shares for a per share price between $29.00 and $31.00; and (c) 2.5% of the gross proceeds of all sales of common shares for a per share price greater than or equal to $31.00. We have also agreed to reimburse BTIG for out-of-pocket expenses incurred by BTIG, including the fees and disbursements of counsel to BTIG in an amount equal to $185,000, in connection with the establishment of this offering program and in an amount equal to $20,000 per quarter in connection with ongoing transactions pursuant to the equity distribution agreement.  In accordance with FINRA Rule 5110 these reimbursed fees and expenses are deemed underwriting compensation in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding commissions payable to BTIG under the equity distribution agreement, will be approximately $250,000.
The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common shares.
BTIG will provide written confirmation to us following the close of trading on the NYSE on each day in which common shares are sold through it as sales agent under the equity distribution agreement. Each confirmation will include the number of shares of common shares sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.
We will report at least quarterly the number of shares of common shares sold through BTIG under the equity distribution agreement, the net proceeds to us and the compensation paid by us to BTIG in connection with the sales of common shares.
Settlement for sales of common shares will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
In connection with the sales of our common shares on our behalf, BTIG may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to BTIG may be deemed to be underwriting commissions or discounts. We have agreed in the equity distribution agreement to provide indemnification and contribution to BTIG against certain liabilities, including liabilities under the Securities Act. As sales agent, BTIG will not engage in any transactions that stabilizes our common shares.
Our common shares are listed on the NYSE and trade under the symbol “STNG.” The registrar and transfer agent of our common shares is Computershare Trust Company, N.A.
BTIG and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.
Commission Registration Fee	$12,980
Legal Fees and Expenses	$125,000
Accountants’ Fees and Expenses	$100,000
Miscellaneous Costs	$12,020
Total	$250,000

LEGAL MATTERS
The validity of the common shares offered hereby and other matters relating to Marshall Islands and United States law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004. The sales agent has been represented in connection with this offering by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The international oil tanker shipping industry information, also incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2018 filed with the Commission on March 20, 2019, attributed to Drewry Shipping Consultants Ltd., or Drewry, has been reviewed by Drewry, which has confirmed to us that such sections accurately describe the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented in this prospectus supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement on Form F-3 (Registration No. 333-230469) relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying base prospectus are parts of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission. These materials are available from the Commission’s website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.scorpiotankers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying base prospectus.
Information Incorporated By Reference
The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.
We hereby incorporate by reference the documents listed below and certain future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act:
•
Our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 20, 2019, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•
Our Report of Foreign Private Issuer on Form 6-K filed with the Commission on May 2, 2019 (except for the information under the heading “Conference Call”), June 4, 2019, June 7, 2019, August 2, 2019 and September 12, 2019;

•
Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on September 24, 2019 (announcing the Trafigura Acquisition and the Private Placement, except for the commentary of management therein);

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on September 24, 2019 (announcing the Company’s intention to establish a $100 million at the market share issuance program);
•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on September 24, 2019 (including a description of the Trafigura Acquisition);
•
Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on September 24, 2019, containing our Management’s Discussion and Analysis of Financial Condition and Results of Operations and unaudited interim condensed consolidated financial statements and accompanying notes thereto for the six months ended June 30, 2019;

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on September 30, 2019 (announcing the closing of the Trafigura Acquisition and the Private Placement); and
•
Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 7, 2019 (except for the information under the heading “Conference Call”) (announcing our financial results for the third quarter of 2019).

22

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.
We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the sales agent has not, authorized any other person to provide you with different information. We and the sales agent take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the sales agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above-mentioned filings or any subsequent filing we incorporated or incorporate by reference into this prospectus supplement by writing or telephoning us at the following addresses:
MONACO	NEW YORK
9, Boulevard Charles III, MC 98000 Monaco Tel: +377-9798-5716	150 East 58th Street, New York, NY 10155 Tel: +1 212-542-1616

INFORMATION PROVIDED BY THE COMPANY
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with IFRS. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

23

Prospectus

SCORPIO TANKERS INC.
Common Shares, Preferred Shares, Debt Securities, Warrants, Purchase Contracts, Rights and Units
Through this prospectus, we or any selling shareholder may periodically offer common shares, preferred shares, debt securities, warrants, purchase contracts, rights, and units. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.
This prospectus describes some of the general terms that may apply to these securities.  The prices and other terms of the securities that we or any selling shareholder will offer will be determined at the time of their offering and will be set forth in an amendment to the registration statement of which this prospectus forms a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.
The securities issued under this prospectus may be offered directly or through one or more underwriters, agents or dealers, or through other means.  The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol "STNG," and our 6.75% Unsecured Senior Notes due 2020 are listed on the NYSE under the symbol "SBNA."
Investing in our securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled "Cautionary Statement Regarding Forward-Looking Statements" and the section entitled "Risk Factors" of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The date of this prospectus is March 22, 2019.

TABLE OF CONTENTS
Page
ABOUT THIS PROSPECTUS	1

PROSPECTUS SUMMARY	1

RISK FACTORS	2

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	3

USE OF PROCEEDS	5

CAPITALIZATION	6

PLAN OF DISTRIBUTION	7

DESCRIPTION OF CAPITAL STOCK	9

DESCRIPTION OF DEBT SECURITIES	10

DESCRIPTION OF WARRANTS	15

DESCRIPTION OF PURCHASE CONTRACTS	16

DESCRIPTION OF RIGHTS	17

DESCRIPTION OF UNITS	18

TAX CONSIDERATIONS	19

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES	20

EXPENSES	21

LEGAL MATTERS	22

EXPERTS	22

WHERE YOU CAN FIND ADDITIONAL INFORMATION	22

___________________________________________
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we or any selling shareholder may sell, from time to time, our common shares, preferred shares, debt securities, warrants, purchase contracts, rights, and units described in this prospectus, in one or more offerings. No limit exists on the aggregate amount of the securities we or any selling shareholder may sell pursuant to the registration statement of which this prospectus forms a part. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading "Where You Can Find Additional Information."
This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement.  Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled "Where You Can Find Additional Information."
Unless the context otherwise requires, when used in this prospectus, the terms "Scorpio Tankers," the "Company," "we," "our" and "us" refer to Scorpio Tankers Inc. and its subsidiaries. "Scorpio Tankers Inc." refers only to Scorpio Tankers Inc. and not its subsidiaries.
Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to, and amounts are presented in, United States dollars.  We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.  We have a fiscal year end of December 31.
PROSPECTUS SUMMARY
This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus and the information incorporated by reference herein, including the section entitled "Risk Factors."
Our Company
Scorpio Tankers Inc. was incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporations Act on July 1, 2009. We provide seaborne transportation of refined petroleum products worldwide. We began our operations in October 2009 with three vessel owning and operating subsidiary companies. In April 2010, we completed our initial public offering of common stock and commenced trading on the NYSE under the symbol "STNG." We have since expanded our fleet and as of the date of this prospectus, our fleet consists of 109 wholly owned or finance leased product tankers (consisting of 38 LR2, 12 LR1, 14 Handymax and 45 MR) with an average age of approximately 3.6 years, and 10 bareboat chartered-in product tankers that we operate (consisting of seven Handymax and three MR), which we refer to collectively as our Operating Fleet.
Corporate Structure
We were incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporation Act on July 1, 2009.  We currently maintain our principal executive offices at 9, Boulevard Charles III, Monaco 98000 and our telephone number at that location is +377-9798-5716. We also maintain an office in the United States at 150 East 58th Street, New York, New York 10155 and the telephone number at that location is 212-542-1616. We own or finance lease each of the vessels in our owned and financed leased fleet, and expect to own or finance lease each additional vessel that we acquire into our owned and finance leased fleet in the future, if any, through separate wholly-owned subsidiaries incorporated in the Republic of the Marshall Islands. The seven Handymax vessels in our bareboat chartered-in fleet are chartered-in to our wholly-owned subsidiary incorporated in the Republic of the Marshall Islands, STI Chartering and Trading Ltd.  The three MR vessels in our bareboat chartered-in fleet are chartered in through separate wholly-owned subsidiaries incorporated in the Republic of the Marshall Islands.

RISK FACTORS
An investment in our securities involves a high degree of risk.  Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus and in any prospectus supplement, including the risks described under the heading "Risk Factors" in our Annual Report on Form 20-F filed with the Commission on March 20, 2019, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled "Where You Can Find Additional Information."
The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in that prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
This prospectus includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as "forward-looking statements." We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results or events. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this prospectus, the words "believe," "expect," "anticipate," "estimate," "intend," "seek," "plan," "potential," "continue," "contemplate," "possible,"  "target," "project," "likely," "may," "might," "would," "could" and similar expressions, terms, or phrases may identify forward-looking statements.
The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
In addition to important factors and matters discussed elsewhere in this prospectus and in the documents incorporated by reference herein, important factors that, in our view, could cause our actual results to differ materially from those discussed in the forward-looking statements include:
●	our future operating or financial results;
●	the strength of world economies and currencies;
●	fluctuations in interest rates and foreign exchange rates;
●	general market conditions, including the market for our vessels, fluctuations in spot and charter rates and vessel values;
●	availability of financing and refinancing;
●	our business strategy and other plans and objectives for growth and future operations;
●	our ability to successfully employ our vessels;
●	planned capital expenditures and availability of capital resources to fund capital expenditures;
●	planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;
●	our ability to realize the expected benefits from acquisitions;
●	potential liability from pending or future litigation;
●	general domestic and international political conditions;
●	potential disruption of shipping routes due to accidents or political events;
●	vessel breakdowns and instances of off-hire;

●	competition within our industry;
●	the supply of and demand for vessels comparable to ours;
●	corruption, piracy, militant activities, political instability, terrorism, and ethnic unrest in locations where we may operate;
●	delays and cost overruns in construction projects;
●	our level of indebtedness;
●	our ability to obtain financing and to comply with the restrictive and other covenants in our financing arrangements;
●	our need for cash to meet our debt service obligations;
●	our levels of operating and maintenance costs, including bunker prices, drydocking and insurance costs;
●	our ability to successfully identify, consummate, integrate, and realize the expected benefits from acquisitions, including our acquisition of Navig8 Product Tankers Inc, or NPTI;
●	reputational risks;
●	availability of skilled workers and the related labor costs and related costs;
●	the MARPOL convention, Annex VI Prevention of Air Pollution from Ships which will reduce the maximum amount of sulfur that ships can emit into the air, which will be applicable as of January 1, 2020;
●	the International Convention for the Control and Management of Ships' Ballast Water and Sediments (BWM), which will be applicable as of September 2019;
●	compliance with governmental, tax, environmental and safety regulation;
●	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery;
●	general economic conditions and conditions in the oil and natural gas industry;
●	effects of new products and new technology in our industry;
●	the failure of counterparties to fully perform their contracts with us;
●	our dependence on key personnel;
●	adequacy of insurance coverage;
●	our ability to obtain indemnities from customers;
●	changes in laws, treaties or regulations applicable to us;
●	the volatility of the price of our common shares and our other securities and other factors that may affect our future results; and
●	these factors and other risk factors described in this prospectus and other reports that we furnish or file with the Commission.
These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of their dates. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks and uncertainties, please see the section of this prospectus entitled "Risk Factors."

USE OF PROCEEDS
We intend to use the net proceeds from the sale of securities as set forth in the applicable prospectus supplement.  We will not receive any proceeds from sales of our securities by any of the selling shareholders.

CAPITALIZATION
Each prospectus supplement will include information about our capitalization.

PLAN OF DISTRIBUTION
We or any selling shareholder may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
In addition, we or the selling shareholders may sell some or all of our securities included in this prospectus through:
●	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
●	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
●	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
●
trading plans entered into by us pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

In addition, we or the selling shareholders may enter into options or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:
●	enter into transactions involving short sales of our common shares by broker-dealers;
●	sell common shares short and deliver the shares to close out short positions;
●	enter into options or other types of transactions that require us or them to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or
●	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.
We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us, any selling shareholder or borrowed from us or any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have or will inform the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market.  The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.
As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the selling shareholders' securities on the basis of parameters described in such trading plans.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.
We will bear the costs relating to the securities offered and sold by us under this Registration Statement.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the description of our capital stock and the material terms of our amended and restated articles of incorporation and amended and restated bylaws. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of our capital stock and the material terms of our amended and restated articles of incorporation and amended and restated bylaws contained in our Annual Report on Form 20-F, filed with the Commission on March 20, 2019, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, together with our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits thereto.  Please see the section of this prospectus entitled "Where You Can Find Additional Information."
Authorized Capital Stock
Under our amended and restated articles of incorporation, as amended by (i) the Articles of Amendment to the Amended and Restated Articles of Incorporation filed with the Registrar of Corporations on June 23, 2014, and (ii) the Articles of Amendment to the Amended and Restated Articles of Incorporation, as amended, filed with the Registrar of Corporations on June 1, 2018, and (iii) the Articles of Amendment to the Amended and Restated Articles of Incorporation filed with the Registrar of Corporations on January 17, 2019, our authorized capital stock consists of 150,000,000 common shares, par value $0.01 per share, of which 51,396,970 shares are currently issued and outstanding (which excludes 6,349,324 shares held as treasury shares), and 25,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding.
Description of Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.
Description of Preferred Shares
Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and the voting rights, if any, of the holders of the series.
Registrar and Transfer Agent
The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.
Listing
Our common shares are listed on the NYSE under the symbol "STNG."

DESCRIPTION OF DEBT SECURITIES
We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement.  We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture.  We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part.  The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto).  The aggregate principal amount of debt securities which may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.  Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.
The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings.  We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as "subsequent filings."  The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.
General
We expect that neither indenture will limit the amount of debt securities which may be issued.  The debt securities may be issued in one or more series.
You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:
●	the designation, aggregate principal amount and authorized denominations;
●	the issue price, expressed as a percentage of the aggregate principal amount;
●	the maturity date;
●	the interest rate per annum, if any;
●
if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

●	any optional or mandatory sinking fund provisions or exchangeability provisions;
●	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;
●	whether the debt securities will be our senior or subordinated securities;

●	whether the debt securities will be our secured or unsecured obligations;
●	the applicability and terms of any guarantees;
●
the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

●	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;
●	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;
●	any events of default not set forth in this prospectus;
●	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States;
●
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

●	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;
●
if denominated in a currency or currencies other than the currency of the United States, the equivalent price in the currency of the United States for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

●
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

●	any restrictive covenants or other material terms relating to the debt securities;
●	whether the debt securities will be issued in the form of global securities or certificates in registered form;
●	any listing on any securities exchange or quotation system;
●	additional provisions, if any, related to defeasance and discharge of the debt securities; and
●	any other special features of the debt securities.
Subsequent filings may include additional terms not listed above.  Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee.  Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.
Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof.  No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.
Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount.  United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

Senior Debt
We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt.  The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.
Subordinated Debt
We may issue subordinated debt securities under a subordinated debt indenture.  Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.
Covenants
Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
●	our ability to incur either secured or unsecured debt, or both;
●	our ability to make certain payments, dividends, redemptions or repurchases;
●	our ability to create dividend and other payment restrictions affecting our subsidiaries;
●	our ability to make investments;
●	mergers and consolidations by us or our subsidiaries;
●	sales of assets by us;
●	our ability to enter into transactions with affiliates;
●	our ability to incur liens; or
●	sale and leaseback transactions.
Modification of the Indentures
We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class.  But we expect that no modification that:
(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;
(2)
reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;
(4)
waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;
(6)
makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;
will be effective against any holder without their consent.  Other terms as specified in subsequent filings may be modified without the consent of the holders.
Events of Default
We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:
●	default in any payment of interest when due which continues for 30 days;
●	default in any payment of principal or premium at maturity;
●	default in the deposit of any sinking fund payment when due;
●	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;
●
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

●	events of bankruptcy, insolvency or reorganization.
An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.
There may be such other or different events of default as described in applicable subsequent filings with respect to any class or series of debt securities.
We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable.  Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture.  We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.
Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity.  Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge
The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.  We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders.  This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.
Defeasance of Certain Covenants
We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.
We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase any of our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The warrants will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the security otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.
The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF RIGHTS
We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.
The applicable prospectus supplement relating to any rights will describe the terms of the offered rights. The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see "Where You Can Find Additional Information" of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.
The rights will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities.  The applicable prospectus supplement will describe the terms of the offered units.

TAX CONSIDERATIONS
United States Federal Income Tax Considerations
Our Annual Report on Form 20-F filed with the Commission on March 20, 2019, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in our common shares. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
We are a Marshall Islands company, and our principal executive offices are located outside the United States in Monaco, although we also have an office in New York. Some of our directors, officers and the experts named in this Registration Statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
$(1)
Commission Registration Fee	$	*
Printing and Engraving Expenses	$	*
Legal Fees and Expenses	$	*
Accountants' Fees and Expenses	$	*
NYSE Supplemental Listing Fee	$	*
FINRA Fee		$225,500
Blue Sky Fees and Expenses	$	*
Transfer Agent's Fees and Expenses	$	*
Miscellaneous Costs	$	*
Total	$	*

(1)
The Registrant is registering an indeterminate amount of securities under the registration statement in accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of the registration fee in connection with such securities until the time the securities are sold under the registration statement pursuant to a prospectus supplement.

*	To be provided by a prospectus supplement or as an exhibit to report on Form 6-K that is incorporated by reference into this Registration Statement.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.
EXPERTS
The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Annual Report on Internal Control over Financial Reporting), incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The sections included in the Company's Annual Report on Form 20-F for the year ended December 31, 2018 which have been attributed to Drewry Shipping Consultants Ltd., including the section entitled "The International Oil Tanker Shipping Industry," have been reviewed by Drewry Shipping Consultants Ltd., which has confirmed to us that such sections accurately describe the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission.  This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission.  These materials are available from the Commission's website http://www.sec.gov.  The Commission's website contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.  Further information about our company is available on our website at http://www.scorpiotankers.com.  The information on our website does not constitute a part of this prospectus.
Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
●
Our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 20, 2019, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

●
The description of our common stock contained in our registration statement on Form 8-A, filed with the Commission on March 26, 2010, including any subsequent amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we will file with the Commission and certain current reports on Form 6-K that we will furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  We have not, and any underwriters have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following addresses:
Monaco	New York
9, Boulevard Charles III Monaco 98000	150 East 58th Street New York, New York 10155, USA
Tel: +377-9798-5716	Tel: +1 212 542 1616

Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.